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Exhibit 5.25

CONSENT OF S. THIVIERGE

The undersigned hereby consents to reference to the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation under the United States Securities Act of 1933, as amended, in connection with (1) the mineral reserve estimates for the Niobec Industrial Mineral Project in Quèbec, Canada; and (2) the annual information form of the Company dated March 28, 2008, which includes reference to the undersigned's name in connection with information relating to the Niobec Industrial Mineral Project and the properties described therein, and to all other references to the undersigned's name included or incorporated by reference in such Registration Statement.

Date: March 9, 2009

/s/ STEVE THIVIERGE, eng. Name: Steve Thivierge, eng. Title: Engineering & Geology Superintendent

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  Exhibit 5.25
CONSENT OF S. THIVIERGE